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                                                                    Exhibit 99.1

Memo

To: Participants in the Career Award Program
    [Name of Participant]

From:

Date: 9/5/2006

The compensation committee of the Board of Directors of Regions Financial Corporation ("Regions"), with approval from AmSouth Bancorporation, has approved for retention purposes the following enhancement to the Career Award Program. Please keep this memo as documentation of your enhanced benefits.

ELIGIBILITY FOR ADDITIONAL BENEFIT

Selected executives of Regions signed a Career Award Agreement effective December 20, 2005, pursuant to the Career Award Program. The Career Award Agreements replaced Change of Control Agreements that were previously in effect. You are eligible for the additional benefit described herein if you satisfy all of the following conditions.

     1. You had a Change of Control Agreement under which the Union Planters merger was considered a change of control and under which you were entitled to terminate for good reason; and

     2. Your Change of Control Agreement was replaced by a Career Award Agreement effective December 20, 2005.

If you are eligible for the additional benefit, this benefit is payable only under the following circumstances:

     1. Your employment is terminated by Regions in connection with the AmSouth merger after the date of this memo and no more than two years after the effective date of the merger;

     2. Your employment is not terminated for cause, as defined in the Change of Control Agreement;

     3. You remain actively employed in your position and perform satisfactorily until the termination date selected by Regions. Satisfactory performance will include, among other things: maintaining your regular office hours; maintaining a high level of customer service; continuing to be actively engaged in meeting your objectives and completing your work; and working diligently with your manager and others to ensure a smooth transition upon termination; and

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     4.   You sign a Regions approved release and waiver agreement upon your termination date.

ADVERSE CHANGES

At the discretion of Regions, you may be treated as terminated in connection with the AmSouth merger if you voluntarily terminate employment in connection with a material adverse change in base pay, location or responsibilities. In order to qualify under this provision, you must give at least 30 days advance notice of your desired resignation date, reach a mutually agreeable resignation date with Regions and comply with all other requirements, especially including working diligently to ensure a smooth transition of your responsibilities. For this purpose, an adverse change must have already occurred prior to your giving notice to Regions, and a promotion will not be considered adverse. A change in location will be considered adverse if your commute increases by at least 35 miles. Please note that certain organizational changes are to be expected in any merger, and such changes will not, in and of themselves, be considered adverse.

Following are some examples of changes that will not, in and of themselves, be considered adverse: a change in the number of layers of management above you; a change in the person to whom you report, even if your new supervisor is at a lower level than your previous supervisor; a change in your title that is consistent with a company-wide or department-wide change in titles; or a change in your responsibilities that is lateral or a promotion.

AT WILL EMPLOYMENT

Nothing herein changes your status as an at-will employee. If you are terminated for any reason unrelated to the merger, such as unsatisfactory performance, before your scheduled merger-related termination date, you will not be eligible for the additional benefit described herein.

ADDITIONAL BENEFIT

The additional benefit is a cash payment equal to the excess of A over B:

A. The value of the benefit you would have received under the Change of Control Agreement as of June 30, 2006 if the Change of Control Agreement were still in effect and determined as if your termination were a voluntary termination for good reason following a change in control under the Change of Control Agreement. For this purpose, payments of accrued compensation are not considered a benefit.

B. The value of your benefit under the Career Award Agreement, including the restricted stock valued at the market value of shares of Regions at the time of the award, even if the restricted stock vested at a later date.

The additional benefit described herein will generally be payable within 30 days of termination of employment. However, if you are a "specified employee" for purposes of Section 409A of the Internal Revenue Code (generally, one of the 50 highest paid officers of the company), then your


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additional benefit will be payable six months after you have a separation from service as defined in the regulations under Section 409A.

In addition, if the additional benefit described herein is payable to you, any remaining unvested restricted stock granted to you prior to the closing date of the AmSouth merger will become immediately vested upon your termination of employment.


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